Exhibit 4.4

                                 AMENDMENT NO. 1
                                       TO
                          ALTAIR NANOTECHNOLOGIES, INC.
                          2002 WAGE STOCK PURCHASE PLAN


         This Amendment No. 1 to Altair Nanotechnologies, Inc. 2002 Wage Stock Purchase Plan (this "Amendment") is dated as of the 24th day of March, 2003.

         WHEREAS, on March 24, 2003, the Board of Directors of Altair Nanotechnologies, Inc. (the "Corporation"), adopted resolutions amending the Corporation's 2002 Wage Stock Purchase Plan (the "Plan") to increase the number of shares of common stock of the Corporation authorized for issuance under the Plan;

         NOW THEREFORE, the terms of the Plan are hereby amended as follows:

         1. Amendment.  Section 3 of the Plan is hereby amended by deleting such section in its entirety and by substituting in lieu of said section, the following new Section 3:

                  3. Shares Reserved for the Plan. There are 1,000,000 shares of authorized but unissued Common Stock reserved for purposes of the Plan, subject to adjustment pursuant to Section 16. If the total number of shares subscribed for and proposed to be purchased on any Purchase Date (as defined in Section 5) would cause the aggregate number of shares issued under the plan to exceed the maximum number of shares reserved under this
                  Section 2, the Committee shall make a pro rata allocation of shares available under the Plan. The Committee shall make such allocation of shares among Participants (as defined in Section
                  5) in as nearly a uniform manner as practicable and as the Committee shall determine to be equitable.

         2. Miscellaneous.

                  2.1. Defined Terms. All capitalized and undefined terms used herein shall have the meanings ascribed to such terms in the Plan.

                  2.2. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Nevada without reference to the choice of law principles thereof.

                  2.3. Confirmation of the Plan. Except as expressly modified hereby, the Plan shall remain in full force and effect and is hereby ratified and confirmed in all respects.

         The undersigned, who is the duly elected Secretary of the Corporation, hereby certifies that the Amendment was approved by the Board of Directors of the Corporation on March 24, 2003.




                         /s/ Edward H. Dickinson
                         -----------------------------------
                             Edward H. Dickinson, Secretary